SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                   SCHEDULE TO
                                 (RULE 14d-100)

     TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR SECTION 13(e)(1)OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Getty Petroleum Marketing Inc.
                       (Name of Subject Company (Issuer))

                          United Getty Marketing, Inc.
                       (Names of Filing Person (Offeror))

                     Common Stock, Par Value $0.01 Per Share
                    ----------------------------------------
                           (Title of Class Securities)

                                    374292100
                      -------------------------------------
                      (CUSIP Number of Class of Securities)


                              John A. Catsimatidis
                               823 Eleventh Avenue
                            New York, New York 10019
                                 (212) 956-5803
               --------------------------------------------------
                  (Name, Address and Telephone Number of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Persons)
                                 With a copy to:

                              Monica C. Lord, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9348

CALCULATION OF FILING FEE

-------------------------------------------------------------
Transaction Valuation         Amount of Filing Fee
-------------------------------------------------------------
Not Applicable                 Not Applicable
-------------------------------------------------------------

[ ]   Check the box if any part of the fee is offset as provided by Rule
0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount Previously Paid:     N/A               Filing Party:     N/A
Form or Registration No.:   N/A               Date Filed:       N/A

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]   third-party tender offer subject to Rule 14d-1.

[ ]   issuer tender offer subject to Rule 13e-4.

[ ]   going-private transaction subject to Rule 13e-3.

[ ]   amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]